Exhibit 3.38

Amended and Restated Operating Agreement

of

NatureSmart, LLC

A Colorado Limited Liability Company

This Amended and Restated Operating Agreement of NatureSmart, LLC, dated as of September 30, 2010 (this “Agreement”), is executed and adopted by NBTY, Inc., a Delaware corporation, and the sole member (the “Sole Member”) of NatureSmart, LLC, a Colorado limited liability company (this “Company”).  Capitalized terms used and not otherwise defined have the meanings ascribed to them in Section 1.

Recitals

A.                                   The Company was organized as a limited liability company under the Colorado Limited Liability Company Act (the “Colorado Act”) by filing Articles of Organization (the “Articles”) in the office of the Secretary of State of the Sate of Colorado (the “Secretary of State”) on December 22, 2000, under the name “WFM NATURESMART, LLC.”

B.                                     The Company changed its name to NatureSmart, LLC by filing an Amendment to the Articles of Organization with the Secretary of State on May 14, 2001.

C.                                     Whole Foods Market, Group, Inc., a Delaware corporation, transferred to the Sole Member all the membership interests in and to the Company under the terms of a Purchase Agreement, dated as of May 10, 2001.

D.                                    The Sole Member desires to adopt this Amended and Restated Agreement to provide for the regulation and management of the Company.

Agreement

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby adopts the following.

1.                                       Definitions.  Unless the context otherwise requires, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with that Person.  As used in this definition, “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Capital Contribution” means, with respect to any Member, the amount of money or the fair market value of property contributed by such Member to the Company.

“Members” means all Persons admitted as Members under this Agreement

“Membership Interest” means the ownership interest of the Company, including any rights, powers, benefits, duties or obligations conferred on the Members under the Colorado Act or this Agreement.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, limited liability company, limited liability partnership, real estate investment trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.

2.                                       Purpose.  The Company may engage in any lawful activity for which a limited liability company may be organized under the Colorado Act.

3.                                       Term.  The Company will continue until dissolved and terminated in accordance with Section 12.

4.                                       Registered Office and Agent and Principal Office.  The Company’s registered agent for service of process in the State of Colorado will be Corporation Service Company.  The principal office of the Company will be located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779.  The identity of the Company’s registered office and agent, and the location of the Company’s principal office, may be changed at will by the Members or a Manager appointed by the Members.

5.                                       Powers of the Company.  Subject to the limitations set forth in this Agreement and the Articles, the Company will possess and may exercise all the powers and privileges granted to it by the Colorado Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in this Agreement and the Articles.

6.                                       Limited Liability.  Except as otherwise provided by the Colorado Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company.  The Members will not be obligated personally for any such debt, obligation or liability of the Company by reason of being a Member or Manager of the Company.

7.                                       Initial Capital Contribution.  The initial member has made the initial Capital Contribution of $1,000 in exchange for its Membership Interest.  The Sole Member holds a 100% Membership Interest in the Company.

8.                                       Additional Contributions.  The Members will not be required to make any additional Capital Contributions to the Company.  The Members may make additional Capital Contributions to the Company in such amounts and at such times as they desire.

9.                                       Management of the Company by the Members.

(a)                                  Member Managers.  The business, property and affairs of the Company will be managed exclusively by the Members, who will have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs.

(b)                                 Meetings of Members.  Meetings of the Members will be at the discretion of the Members.

10.                                 Officers.

(a)                                  Qualification; Compensation.  Each officer of the Company will be a natural person.  An officer need not be a Member.  The salaries or other compensation of the officers of the Company will be fixed from time to time by the Sole Member.

(b)                                 Authority.  All officers of the Company will have such powers and authority, subject to the direction and control of the Sole Member, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Sole Member.  In addition, except as otherwise expressly provided herein, each officer will have such powers and authority as would be incident to his or her office if he or she serves as a comparable officer of a Colorado corporation.

(c)                                  Designation and Election.  The officers of the Company will consist of on or more Managers, a President, one or more Vice Presidents, a Treasurer, a Secretary, one or more Assistant Secretaries, and such other officers and the Sole Member may designate from time to time.  The same person may hold any two or more offices.  The appointment of certain persons to hold offices of this Company as of February 26, 2010 are hereby ratified.

(d)                                 Signing Authority of Officers.  The officers, if any, will have such authority to sign checks, instruments and other documents on behalf of the Company as may be delegated to them by the Sole Member.

(e)                                  Delegation of Authority.  In the case of any absence of any officer of the Company or for any other reason that the Sole member may deem sufficient, the Sole Member may delegate some or all the powers or duties of such officer to any other officer for whatever period of time the Sole Member deems appropriate.

(f)                                    Assignments.  A Member may assign its Membership Interest in whole or in part.  If a Member transfers all its Membership Interest pursuant to this Section 10(f), the transferee will be admitted to the Company as a Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission will be deemed effective upon the transfer, and upon such admission, the transferor Member will cease to be a Member of the Company.

11.                                 Dissolution.  The Company will be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)                                  Election of Members.  The unanimous written election of the Members to dissolve the Company, made at any time and for any reason.

(b)                                 Withdrawal or Dissolution of Members.  The withdrawal (other than an assignment of its Membership Interest) or dissolution of the Members or the occurrence of any other event which terminates the continued membership of the Member in the Company (other than an assignment of its Membership Interest), unless the business of the Company is continued in a manner permitted by the Colorado Act.

(c)                                  Judicial Dissolution.  The entry of a decree of judicial dissolution.

12.                                 Exculpation; Indemnification by Company.  To the maximum extent permitted by law, the Members of the Company will not be liable to the Company or any other Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by or the Members of the Company, as the case may be, in good faith on behalf of the Company in the conduct of the business or affairs of the Company.  Further, to the maximum extent permitted by law, the Company will defend, indemnify and hold harmless the Members and, if the Members so elect by written notice to any such other Person, any of the Member’s Affiliates and members, and any of its or their respective shareholders, members, directors, officers, employees, agents, attorneys or Affiliates, from and against any and all liabilities, losses, claims, judgments, fines, settlements and damages incurred by the Managers, the Member or by any such other Person, arising out of any claim based upon any acts performed or omitted to be performed by the Members or by any such other Person on behalf of the Members, in connection with the organization, management, business or property of the Company, including costs, expenses and attorneys’ fees (which may be paid as incurred) expended in the settlement or defense of any such claims.

13.                                 Amendment.  This Agreement may be amended at any time, and from time to time, by the written consent of the Members.

14.                                 Severability.  Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the legality or validity of the remainder of this Agreement.

15.                                 No Third-Party Rights.  No Person other than the Members will have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no Person other than the Members will be a beneficiary of any provision of this Agreement.

In Witness Whereof, the Sole Member has caused this Agreement to be executed as of September 30, 2010.

NBTY, INC.

By:	/s/ Hans Lindgren
Name:	Hans Lindgren
Title:	Senior Vice President